Callaway Golf Company Announces Record First Quarter Net Sales And Raises Full Year Earnings Per Share Guidance

- First quarter 2019 net sales of $516 million, a 28% increase compared to the first quarter of 2018.

- First quarter 2019 non-GAAP fully diluted earnings per share of $0.63, a 3% decrease compared to $0.65 in the first quarter of 2018. On a GAAP basis, first quarter 2019 earnings per share decreased to $0.50 compared to $0.65 in first the quarter of 2018.

- First quarter 2019 Adjusted EBITDA of $93 million, a 4% increase compared to $89 million in the first quarter of 2018. On a GAAP basis, net income for the first quarter of 2019 was $48.6 million compared to $62.9 million for the first quarter of 2018.

- Full year 2019 net sales guidance of $1.67 billion to $1.70 billion, which is consistent with prior guidance.

- Full year 2019 non-GAAP earnings per share guidance increased to $0.96 - $1.06, compared to prior guidance of $0.93 - $1.03.

- Full year 2019 Adjusted EBITDA guidance of $200 million - $215 million, which is consistent with prior guidance.

CARLSBAD, Calif., May 9, 2019 /PRNewswire/ -- Callaway Golf Company (NYSE:ELY) announced today record net sales for the first quarter of 2019 and increased its earnings per share guidance for the first half and full year 2019.

In the first quarter of 2019, as compared to the same period in 2018, the Company's net sales increased $113 million (28%) to $516 million, a new record for the Company, and Adjusted EBITDA increased $4 million (4%) to $93 million. These results were achieved despite an estimated $15 million negative impact from changes in foreign currency rates and reflect the acquisition of Jack Wolfskin in January 2019, which contributed $93 million in net sales in the first quarter of 2019. These first quarter 2019 results, compared to the first quarter of 2018, also reflect increased sales in both the Golf Equipment segment (+3.6%) and the Apparel, Gear & Other segment (+112%), as well as in all major product categories and in all major regions as follows:

Golf Clubs	+ 1.7%	U.S.	+ 5.9%
Golf Balls	+ 12.6%	Europe	+ 147.3%
Apparel	+ 692.2%	Japan	+ 5.7%
Gear/Accessories/Other	+ 22.4%	Rest of World	+ 41.6%

"We are pleased with our first quarter 2019 results and the strong start to the year in both our golf equipment and soft goods businesses," commented Chip Brewer, President and Chief Executive Officer of Callaway Golf Company. "These results reflect the addition of our Jack Wolfskin business as well as strong growth in all major product categories and regions. We are especially pleased to be able to deliver these results despite foreign exchange headwinds and flat golf market conditions in the first quarter."

Mr. Brewer continued, "We remain excited about the long-term prospects for the Jack Wolfskin brand and the growth and scale opportunities it presents for our overall apparel portfolio. In the short-term, however, we are lowering our outlook for this business for 2019 due to lower than anticipated pre-books for the fall/winter season as a result of the much reported softer market conditions in Central Europe and China. We firmly believe that this will be a short-term issue and we remain excited about this business over the long-term. Fortunately, given our brand momentum and the success of our 2019 product lineup, our golf equipment and TravisMathew businesses are exceeding our expectations, allowing us to confirm our full year net sales and adjusted EBITDA guidance despite stronger foreign currency exchange headwinds."

GAAP and Non-GAAP Results

In addition to the Company's results prepared in accordance with GAAP, the Company provided information on a non-GAAP basis. The purpose of this non-GAAP presentation is to provide additional information to investors regarding the underlying performance of the Company's business without certain non-recurring items and non-cash purchase accounting adjustments related to our acquisitions.

The Company also provided sales information on a constant currency basis and information regarding its earnings before interest, taxes, depreciation and amortization expense, non-cash stock compensation, and the non-recurring OGIO, TravisMathew and Jack Wolfskin transaction and transition-related expenses ("Adjusted EBITDA").

The manner in which this non-GAAP information is derived is discussed further toward the end of this release, and the Company has provided in the tables to this release a reconciliation of the non-GAAP information to the most directly comparable GAAP information.

Summary of First Quarter 2019 Financial Results

The Company announced the following GAAP and non-GAAP financial results for the first quarter of 2019 (in millions, except EPS):

2019 RESULTS (GAAP)				NON-GAAP PRESENTATION
	Q1 2019	Q1 2018	Change	Q1 2019 Non-GAAP	Q1 2018 Non-GAAP	Change
Net Sales	$516	$403	$113	$516	$403	$113
Gross Profit/ % of Sales	$238 46.2%	$200 49.7.%	$38 (350) bps	$244 47.2%	$200 49.7%	$44 (250) bps
Operating Expenses	$169	$114	$55	$163	$114	$49
Pre-Tax Income	$58	$80	($22)	$73	$80	($7)
Income Tax Provision	$10	$17	($7)	$13	$17	($4)
Net Income	$49	$63	($14)	$60	$63	($3)
EPS	$0.50	$0.65	($0.15)	$0.63	$0.65	($0.02)

	Q1 2019	Q1 2018	Change
Adjusted EBITDA	$93	$89	$4

For the first quarter of 2019, the Company's net sales increased $113 million (28%) to $516 million, compared to $403 million for the same period in 2018. Net sales increased in all operating segments, in all major product categories and in all major regions. The Jack Wolfskin business, which was acquired in January 2019, contributed $93 million in net sales in the first quarter. Excluding the Jack Wolfskin business and a $8 million negative impact on the core business, first quarter net sales increased 7% on a constant currency basis. The 7% increase in constant currency core net sales is attributable to the strength of the Company's entire 2019 golf equipment product line and continued brand momentum in the TravisMathew business despite a flat golf market in the first quarter of 2019.

For the first quarter of 2019, the Company's gross margin decreased 350 basis points to 46.2% compared to 49.7% for the first quarter of 2018, which is slightly better than the Company's expectations. Excluding non-cash purchase accounting adjustments related to the Jack Wolfskin acquisition and a 70 basis point negative impact from changes in foreign currency rates, gross margins were 47.9%, a decrease of 180 basis points. This decrease is primarily attributable to the seasonality of the Jack Wolfskin business as well as the current year product mix of higher priced products which typically have lower gross margins due to more advanced technology, partially offset by the TravisMathew business, which is accretive on a gross margin basis.

Operating expenses increased $55 million to $169 million in the first quarter of 2019 compared to $114 million for the same period in 2018. Excluding one-time costs related to the Jack Wolfskin acquisition, operating expenses were $163 million, an increase of $49 million in the quarter. This increase is primarily due to the addition in 2019 of operating expenses from the Jack Wolfskin business, and investments in the TravisMathew business and the golf equipment business.

First quarter 2019 earnings per share decreased $0.15 to $0.50, compared to $0.65 for the first quarter of 2018. On a non-GAAP basis, 2019 first quarter earnings per share was $0.63, which excludes $0.13 per share related to the non-cash purchase accounting adjustments and the non-recurring transaction and transition expenses related to the Jack Wolfskin acquisition. The non-GAAP earnings in 2019 includes an $8 million increase in interest expense related to the new term loan entered into in January 2019 to fund the purchase of Jack Wolfskin. This increased interest expense was substantially offset by hedging gains recorded in the quarter and a lower tax rate.

Business Outlook for 2019

Basis for Full Year 2019 Non-GAAP Estimates. The Company currently estimates that non-cash purchase accounting adjustments will have a negative impact on 2019 earnings per share in the amount of $0.09 to $0.16. The non-cash amortization expense related to the purchase accounting for the OGIO and TravisMathew acquisitions will have a $0.01 negative impact on earnings per share in 2019, consistent with 2018. Both of these estimates are unchanged from the Company's prior estimates.

The Company's non-GAAP guidance for 2019 excludes the impact of the purchase accounting adjustments related to the Jack Wolfskin, TravisMathew and OGIO acquisitions mentioned above as well as $0.07 of non-recurring transaction and transition expenses related to the Jack Wolfskin transaction. For consistency and comparability purposes, the 2018 non-GAAP adjusted results presented below also exclude the non-cash purchase accounting amortization for the OGIO and TravisMathew acquisitions discussed above as well as the $0.01 of non-recurring transaction income related to the Jack Wolfskin acquisition.

Full Year 2019 Guidance

(in millions, except EPS):

	Revised 2019 Non-GAAP Guidance	Previous 2019 Non-GAAP Guidance	2018* Non-GAAP Adjusted Results
Net Sales	$1,670 - $1,700	$1,670 - $1,700	$1,243
Gross Margin	47.0%	47.0%	46.5%
Operating Expenses	$630	$630	$445
Earnings Per Share	$0.96 - $1.06	$0.93 - $1.03	$1.08

* For purposes of this presentation, the 2018 Non-GAAP Adjusted Results exclude approximately $1 million ($0.01 per share) of purchase accounting amortization for the OGIO and TravisMathew acquisitions. Due to immateriality, the Company did not exclude these items in the first quarter of 2018.

	Revised 2019	Previous 2019	2018*
Adjusted EBITDA	$200 - $215	$200 - $215	$168

*This presentation of Adjusted EBITDA also excludes non-cash stock compensation expense.

The Company reiterates its previous guidance for full year 2019 net sales growth of 34% - 37%. Due to softening market conditions in Europe and China, the Company now expects that Jack Wolfskin's full year 2019 net sales will be 4% - 6% (or 2% - 3% on a constant currency basis) lower than the previous estimate of $382 million. Given the strong 2019 first quarter growth in the Company's other golf equipment, apparel and accessories businesses, the Company anticipates that growth in those other businesses will offset the expected lower sales in the Jack Wolfskin business. These estimates assume no further material changes in foreign currency exchange rates in 2019, which are expected to have a negative $35 million impact on 2019 full year net sales compared to 2018.

The Company reiterates its previous guidance of 47.0% for 2019 gross margins, which are estimated to be approximately 50 basis points higher than 2018. The anticipated negative impact of changes in foreign currency exchange rates on gross margins for the full year are anticipated to be offset by continued improvements in operating performance.

The Company reiterates its previous 2019 operating expense guidance of $630 million.

The Company increased its non-GAAP earnings per share guidance to $0.96 - $1.06 driven by lower interest costs and a lower effective tax rate, which is currently estimated at 20.5% for full year 2019. These estimates still assume a base of 97 million fully diluted shares.

The Company reiterated its full year 2019 Adjusted EBITDA guidance to $200 million - $215 million which is consistent with prior guidance. The Adjusted EBITDA in the core golf equipment, apparel and accessories businesses is expected to be offset by lower expected Adjusted EBITDA for the Jack Wolfskin business. The Company now expects the 2019 Adjusted EBITDA contribution of the Jack Wolfskin business to be $20 million - $26 million, compared to prior guidance of $33 million. The decrease is due to softer market conditions in Central Europe and China, particularly in the second half of 2019. Adjusted EBITDA excludes non-cash stock compensation expense, as well as purchase accounting adjustments and non-recurring transaction and transition expenses related to the Jack Wolfskin acquisition.

First Half 2019

Basis for First Half 2019 Non-GAAP Estimates. In order to make the 2019 guidance more comparable to 2018, as discussed above, the Company has presented 2019 first half guidance, as well as the comparable period in 2018, on a non-GAAP basis. The non-GAAP presentation excludes non-cash purchase accounting amortization and non-recurring transaction and transition expenses related to the Jack Wolfskin, TravisMathew, and OGIO acquisitions in the amount of approximately $0.19 for the first half of 2019. The effect of these items on the first half of 2018 was nominal.

(in millions, except EPS):

	First Half 2019 Non-GAAP Revised Guidance	First Half 2019 Non-GAAP Previous Guidance	First Half 2018 Non-GAAP Adjusted Results
Net Sales	$933 - $948	$928 - $948	$800
Earnings Per Share	$0.84 - $0.89	$0.71 - $0.78	$1.28
Adjusted EBITDA	$142 - $148	$132 - $141	$178

The Company revised first half 2019 guidance for net sales, non-GAAP earnings per share, and Adjusted EBITDA. The Company now expects first half net sales growth of 17% - 19% compared to 2018 driven by increases in the core golf equipment, apparel and accessories businesses despite an estimated negative impact of $24 million related to changes in foreign currency exchange rates compared to 2018.

The Company increased its non-GAAP earnings per share guidance to $0.84 - $0.89 driven by net sales increases in the core golf equipment, apparel, and accessories businesses, a lower estimated tax rate and hedging gains recorded in the first quarter. These estimates still assume a base of 97 million shares.

The Company increased first half 2019 Adjusted EBITDA guidance to $142 million - $148 million. The increase is driven by net sales increases in the core golf equipment, apparel and accessories businesses, and hedging gains recorded in the first quarter. Adjusted EBITDA excludes non-cash stock compensation expense, as well as purchase accounting adjustments and non-recurring transaction and transition expenses related to the Jack Wolfskin acquisition.

Conference Call and Webcast

The Company will be holding a conference call at 2:00 p.m. Pacific time today to discuss the Company's financial results, outlook and business. The call will be broadcast live over the Internet and can be accessed at http://ir.callawaygolf.com/. To listen to the call, and to access the Company's presentation materials, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately three hours after the call ends, and will remain available through 9:00 p.m. Pacific time on May 16, 2019. The replay may be accessed through the Internet at http://ir.callawaygolf.com/.

Non-GAAP Information

The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:

Constant Currency Basis. The Company provided certain information regarding the Company's financial results or projected financial results on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business.

Adjusted EBITDA. The Company provides information about its results excluding interest, taxes, depreciation and amortization expenses, as well as non-recurring OGIO, TravisMathew and Jack Wolfskin transaction and transition expenses.

Other Adjustments. The Company presents certain of its financial results excluding the non-recurring OGIO, TravisMathew and Jack Wolfskin transaction and transition expenses.

In addition, the Company has included in the schedules to this release a reconciliation of certain non-GAAP information to the most directly comparable GAAP information. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting the Company's business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company's business without regard to these items. The Company has provided reconciling information in the attached schedules.

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, performance, prospects or growth and scale opportunities, including statements relating to the Company's estimated 2019 sales, gross margins, operating expenses, and earnings per share (or related tax rate and share count), future industry, market conditions, brand momentum, and the assumed benefits to be derived from investments in the Company's core business or the OGIO, TravisMathew and Jack Wolfskin acquisitions, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "estimate," "could," "should," "intend," "may," "plan," "seek," "anticipate," "project" and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns, including unanticipated delays, difficulties or increased costs in integrating the acquired OGIO, TravisMathew and Jack Wolfskin businesses or implementing the Company's growth strategy generally; the Company's ability to successfully integrate, operate and expand the retail stores of the acquired TravisMathew and Jack Wolfskin businesses, softening market conditions in various parts of the world, any changes in U.S. trade, tax or other policies, including restrictions on imports or an increase in import tariffs; consumer acceptance of and demand for the Company's and its subsidiaries' products; competitive pressures; the level of promotional activity in the marketplace; unfavorable weather conditions; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including continued compliance with the terms of the Company's credit facilities; delays, difficulties or increased costs in the supply of components or commodities needed to manufacture the Company's products or in manufacturing the Company's products; the ability to secure professional tour player endorsements at reasonable costs; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company's products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's and its subsidiaries' products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements, the golf industry, and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2018 as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf Company
Callaway Golf Company (NYSE: ELY) is a premium golf equipment and active lifestyle company with a portfolio of global brands, including Callaway Golf, Odyssey, OGIO, TravisMathew and Jack Wolfskin. Through an unwavering commitment to innovation, Callaway manufactures and sells premium golf clubs, golf balls, golf and lifestyle bags, golf and lifestyle apparel and other accessories. For more information please visit www.callawaygolf.com, www.odysseygolf.com, www.OGIO.com, www.travismathew.com, and www.jack-wolfskin.com.

Contacts:	Brian Lynch
Patrick Burke
(760) 931-1771

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31, 2019	December 31, 2018
ASSETS

Current assets:
Cash and cash equivalents	$78,939	$63,981
Accounts receivable, net	285,848	71,374
Inventories	382,298	338,057
Other current assets	76,227	51,494
Total current assets	823,312	524,906

Property, plant and equipment, net	116,523	88,472
Operating lease right-of-use assets, net	129,526	—
Intangible assets, net	707,078	280,508
Deferred taxes, net	72,545	75,079
Investment in golf-related ventures	72,238	72,238
Other assets	12,500	11,741
Total assets	$1,933,722	$1,052,944

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$212,706	$208,653
Accrued employee compensation and benefits	34,342	43,172
Asset-based credit facilities	214,482	40,300
Accrued warranty expense	10,783	7,610
Current operating lease liabilities	30,185	—
Long-term debt, current portion	4,632	2,411
Other current liabilities	11,108	1,091
Total current liabilities	518,238	303,237

Long-term debt	465,756	7,218
Long-term operating lease liabilities	102,391	—
Long-term liabilities	96,003	8,181
Total Callaway Golf Company shareholders' equity	741,854	724,574
Non-controlling interest in consolidated entity	9,480	9,734
Total liabilities and shareholders' equity	$1,933,722	$1,052,944

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Net sales	$516,197	$403,191
Cost of sales	277,764	202,729
Gross profit	238,433	200,462
Operating expenses:
Selling	119,321	82,960
General and administrative	36,938	21,894
Research and development	12,538	9,624
Total operating expenses	168,797	114,478
Income from operations	69,636	85,984
Other expense, net	(11,579)	(6,034)
Income before income taxes	58,057	79,950
Income tax provision	9,556	17,219
Net income	48,501	62,731
Less: Net loss attributable to non-controlling interest	(146)	(124)
Net income attributable to Callaway Golf Company	$48,647	$62,855

Earnings per common share:
Basic	$0.51	$0.66
Diluted	$0.50	$0.65
Weighted-average common shares outstanding:
Basic	94,684	94,975
Diluted	96,419	97,038

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net income	$48,501	$62,731
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	7,977	4,737
Lease amortization expense	9,154	—
Amortization of debt issuance costs	647	—
Inventory step-up on acquisition	5,367	—
Deferred taxes, net	4,005	14,035
Non-cash share-based compensation	3,435	2,999
(Gain)/loss on disposal of long-lived assets	75	(3)
Unrealized (gains) losses on designated hedging instruments	(478)	2,060
Changes in assets and liabilities	(199,287)	(195,833)
Net cash used in operating activities	(120,604)	(109,274)

Cash flows from investing activities:
Capital expenditures	(11,304)	(7,964)
Investments in golf related ventures	—	(282)
Acquisitions, net of cash acquired	(463,105)	—
Proceeds from sales of property and equipment	15	—
Net cash used in investing activities	(474,394)	(8,246)

Cash flows from financing activities:
Proceeds from credit facilities, net	174,182	90,768
Borrowings under term loan facility	480,000	—
Repayments of long-term debt	(1,760)	(539)
Repayments of financing leases	(114)	—
Debt issuance and credit facility amendment costs	(18,129)	—
Exercise of stock options	—	752
Dividends paid, net	(953)	(954)
Acquisition of treasury stock	(27,377)	(20,123)
Net cash provided by financing activities	605,849	69,904
Effect of exchange rate changes on cash and cash equivalents	4,107	660
Net increase (decrease) in cash and cash equivalents	14,958	(46,956)
Cash and cash equivalents at beginning of period	63,981	85,674
Cash and cash equivalents at end of period	$78,939	$38,718

CALLAWAY GOLF COMPANY
Consolidated Net Sales and Operating Segment Information
(Unaudited)
(In thousands)

	Net Sales by Product Category
	Three Months Ended March 31,		Growth		Non- GAAP Constant Currency vs. 2018(1)
	2019	2018	Dollars	Percent	Percent
Net sales:
Golf Clubs	$261,785	$257,441	$4,344	1.7%	3.6%
Golf Balls	61,834	54,922	6,912	12.6%	14.4%
Apparel	96,246	12,149	84,097	692.2%	737.3%
Gear and Other	96,332	78,679	17,653	22.4%	27.0%
	$516,197	$403,191	$113,006	28.0%	31.8%

(1) Calculated by applying 2018 exchange rates to 2019 reported sales in regions outside the U.S.

	Net Sales by Region
	Three Months Ended March 31,		Growth		Non- GAAP Constant Currency vs. 2018(1)
	2019	2018(2)	Dollars	Percent	Percent
Net Sales
United States	$249,001	$235,161	$13,840	5.9%	5.9%
Europe	126,613	51,202	75,411	147.3%	167.3%
Japan	73,228	69,275	3,953	5.7%	7.5%
Rest of World	67,355	47,553	19,802	41.6%	49.1%
	$516,197	$403,191	$113,006	28.0%	31.8%

(1) Calculated by applying 2018 exchange rates to 2019 reported sales in regions outside the U.S.
(2) Prior period amounts have been reclassified to conform to the current year presentation of regional sales.

	Operating Segment Information
	Three Months Ended March 31,		Growth / (Loss)		Non- GAAP Constant Currency vs. 2018(3)
	2019	2018(1)	Dollars	Percent	Percent
Net Sales
Golf Equipment	$323,619	$312,363	$11,256	3.6%	5.5%
Apparel, Gear and Other	192,578	90,828	101,750	112.0%	122.0%
	$516,197	$403,191	$113,006	28.0%	31.8%

Income (loss) before income taxes:
Golf Equipment	$69,993	$77,509	$(7,516)	-9.7%
Apparel, Gear and Other	22,719	19,449	3,270	16.8%
Reconciling items(2)	(34,655)	(17,008)	(17,647)	-103.8%
	$58,057	$79,950	$(21,893)	-27.4%

(1) The Company changed its operating segments as of January 1, 2019. Accordingly, prior period amounts have been reclassified to conform with the current period presentation.
(2) Represents corporate general and administrative expenses and other income (expense) not utilized by management in determining segment profitability.
(3) Calculated by applying 2018 exchange rates to 2019 reported sales in regions outside the U.S.

CALLAWAY GOLF COMPANY
Supplemental Financial Information and Non-GAAP Reconciliation
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2019				2018
	As Reported	Non-Cash Purchase Accounting Adjustments(1)	Acquisition & Transition Related Costs(2)	Non- GAAP	As Reported	Non-Cash Purchase Accounting Adjustments(1)	Non- GAAP
Net sales	$516,197	$—	$—	$516,197	$403,191	$—	$403,191
Gross profit	238,433	(5,367)	—	243,800	200,462		200,462
% of sales	46.2%	—	—	47.2%	49.7%	—	49.7%
Operating expenses	168,797	1,208	4,723	162,866	114,478	254	114,224
Income (loss) from operations	69,636	(6,575)	(4,723)	80,934	85,984	(254)	86,238
Other expense, net	(11,579)	—	(3,896)	(7,683)	(6,034)	—	(6,034)
Income (loss) before income taxes	58,057	(6,575)	(8,619)	73,251	79,950	(254)	80,204
Income tax provision (benefit)	9,556	(1,512)	(1,982)	13,051	17,219	(58)	17,277
Net income (loss)	48,501	(5,063)	(6,637)	60,200	62,731	(196)	62,927
Less: Net loss attributable to non-controlling interest	(146)	—	—	(146)	(124)	—	(124)
Net income (loss) attributable to Callaway Golf Company	$48,647	$(5,063)	$(6,637)	$60,346	$62,855	$(196)	$63,051

Diluted earnings (loss) per share:	$0.50	$(0.06)	$(0.07)	$0.63	$0.65	$—	$0.65
Weighted-average shares outstanding:	96,419	96,419	96,419	96,419	97,038	97,038	97,038

(1) Represents non-cash expenses related to the purchase accounting associated with the acquisitions of OGIO and TravisMathew in 2017, and Jack Wolfskin in January 2019.
(2) Represents non-recurring transaction and transition costs associated with the acquisition Jack Wolfskin.

CALLAWAY GOLF COMPANY
Non-GAAP Reconciliation and Supplemental Financial Information
(Unaudited)
(In thousands)

	2019 Trailing Twelve Month Adjusted EBITDA					2018 Trailing Twelve Month Adjusted EBITDA
	Quarter Ended					Quarter Ended
	June 30,	September 30,	December 31,	March 31,		June 30,	September 30,	December 31,	March 31,
	2018	2018	2018	2019	Total	2017	2017	2017	2018	Total
Net income (loss)	$60,867	$9,517	$(28,499)	$48,647	$90,532	$31,443	$3,060	$(19,386)	$62,855	$77,972
Interest expense, net	1,661	1,056	704	9,639	13,060	550	642	2,004	1,528	4,724
Income tax provision (benefit)	17,247	1,335	(9,783)	9,556	18,355	16,050	1,486	(4,354)	17,219	30,401
Depreciation and amortization expense	5,029	4,996	5,186	7,977	23,188	4,178	4,309	4,799	4,737	18,023
Non-cash stock compensation expense	3,465	3,511	3,555	3,435	13,966	2,184	4,181	3,064	2,999	12,428
Adjusted EBITDA	$88,269	$20,415	$(28,837)	$79,254	$159,101	$54,405	$13,678	$(13,873)	$89,338	$143,548
Acquisitions related costs, before taxes	—	1,521	(2,269)	13,986	13,238	2,254	3,377	1,677	—	7,308
Adjusted Pro Forma EBITDA	$88,269	$21,936	$(31,106)	$93,240	$172,339	$56,659	$17,055	$(12,196)	$89,338	$150,856

CALLAWAY GOLF COMPANY
Supplemental Financial Information and Non-GAAP Guidance Reconciliation
(Unaudited)

	Diluted Loss Per Share		Diluted Earnings/(Loss) per Share
	First Half 2019	Full Year 2019	First Half 2018	Full Year 2018
Acquisition costs - Jack Wolfskin
Transaction/transition costs	$(0.05)	$(0.05)	$—	$(0.03)
Purchase price hedge (gain)/loss	(0.03)	(0.02)	—	0.04
	$(0.08)	$(0.07)	$—	$0.01

Amortization of purchase accounting items(1)
TravisMathew/OGIO	$(0.01)	$(0.01)	$(0.01)	$(0.01)
Jack Wolfskin	(0.10)	(0.12)	—	—
	$(0.11)	$(0.13)	$(0.01)	$(0.01)

Total	$(0.19)	$(0.20)	$(0.01)	$—

(1) 2018 and 2019 includes the amortization of intangible assets in connection with the Ogio and TravisMathew acquisitions completed in January and August 2017, respectively. 2019 also includes the amortization of intangible assets and inventory step-up in connection with the Jack Wolfskin acquisition completed in January 2019.

CALLAWAY GOLF COMPANY
Supplemental Financial Information and Non-GAAP Guidance Reconciliation
(Unaudited)
(In millions)

Amounts excluded from Adjusted EBITDA	First Half 2019	Full Year 2019	First Half 2018	Full Year 2018

Acquisition costs - Jack Wolfskin
Transaction/transition costs	$6.1	$6.4	$—	$3.7
Purchase price hedge (gain)/loss	3.2	3.2	—	(4.4)
	$9.3	$9.6	$—	$(0.7)

Amortization of purchase accounting items(1)
TravisMathew/OGIO	$0.5	$1.0	$0.9	$1.8
Jack Wolfskin	12.9	14.1	—	—
	$13.4	$15.1	$0.9	$1.8

Total	$22.7	$24.7	$0.9	$1.1

(1) 2018 and 2019 includes the amortization of intangible assets in connection with the Ogio and TravisMathew acquisitions completed in January and August 2017, respectively. 2019 also includes the amortization of intangible assets and inventory step-up in connection with the Jack Wolfskin acquisition completed in January 2019.